UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2021

GREENBOX POS

(Exact name of registrant as specified in its charter)

Nevada	001-34294	22-3962936
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

8880 Rio San Diego Drive, Suite 102

San Diego, CA 92108

(Address of principal executive offices)

(619) 631-8261

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	GBOX	The Nasdaq Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On February 16, 2021, GreenBox POS, a Nevada corporation (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Kingswood Capital Markets, division of Benchmark Investments, Inc. (“Kingswood”), as representative of the underwriters listed therein (the “Underwriters”), pursuant to which the Company agreed to sell to the Underwriters in a firm commitment underwritten public offering (the “Offering”) an aggregate of 4,150,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at a public offering price of $10.50 per share. In addition, the Underwriters were granted an over-allotment option (the “Over-allotment Option”) for a period of 45 days to purchase up to an additional 622,500 shares of Common Stock. The Common Stock is expected to begin trading on the Nasdaq Capital Market under the symbol GBOX on February 17, 2021.

The gross proceeds from the Offering are expected to be approximately $43.57 million, or approximately $50.11 million if the Representative exercises in full its over-allotment option, before deducting underwriting discounts and commissions and other offering expenses.

Pursuant to the Underwriting Agreement, the Company also granted Kingswood a right of first refusal, for a period of 12 months from the commencement of the Offering, to act as sole investment banker, sole book-runner, and/or sole placement agent, at Kingswood’s sole discretion, for each and every future public and private equity, equity-linked or debt offering, including all equity linked financings undertaken during such period by the Company, or any of the Company’s successors or subsidiaries.

The shares of Common Stock will be issued pursuant to the Company’s registration statement on Form S-1 (File No. 333-252576), filed by the Company with the Securities and Exchange Commission (the “Commission”) on January 29, 2021, as amended, which was declared effective by the Commission on February 12, 2021. The registration statement on Form S-1 was further amended by the filing of a registration statement on Form S-1MEF (File No. 333-253183) that was filed to increase the size of the Offering. The S-1MEF was filed with the Commission on February 16, 2021, pursuant to Rule 462(b)of the Securities Act of 1933, as amended, and was effective immediately upon filing. The Offering is expected to close on February 19, 2021, subject to the satisfaction of customary closing conditions.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. In addition, pursuant to the terms of the Underwriting Agreement and related “lock-up” agreements, the Company and each director and executive officer of the Company (for a period of six months after the date of the final prospectus relating to the Offering), have agreed, subject to customary exceptions, not to sell, transfer or otherwise dispose of securities of the Company, without the prior written consent of Kingswood.

The foregoing description of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.03               Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 16, 2021, the Company filed a Certificate of Change pursuant to Nevada Revised Statutes (“NRS”) 78.209 with the Nevada Secretary of State to effect a reverse stock split of the Common Stock, and the proportional decrease of the Company’s authorized shares of Common Stock at a ratio of one-for-six (the “Stock Split”).

The Stock Split was authorized by the Board of Directors of the Company pursuant to Section 78.207 of the NRS on February 4, 2021 and, pursuant to the Certificate of Change, became effective as of 12:00 a.m., Eastern Time, on February 17, 2021 (the “Effective Time”). No fractional shares will be issued in connection with the Reverse Split and all such fractional interests will be rounded up to the nearest whole number of shares of Common Stock. The Company now has 82,500,000 shares of Common Stock authorized (the number of authorized shares of Preferred Stock remains 5,000,000 ).

The description contained herein of the Stock Split and proportional decrease of the Company’s authorized shares of Common Stock is qualified in its entirety by reference to the Certificate of Change, a copy of which is attached to this report as Exhibit 3.1 hereto and incorporated herein by reference

Item 8.01 Other Events.

On February 17, 2021, the Company issued a press release announcing the pricing of the Offering. A copy of this press releases is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
1.1	Underwriting Agreement dated February 16, 2021
3.1	Certificate of Change Pursuant to NRS 78.209, filed with the Nevada Secretary of State on February 16, 2021
99.1	Press Release dated February 17, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREENBOX POS

Dated: February 17, 2021	By:	/s/ Ben Errez
Ben Errez
Executive Vice President